Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of 18,172,219 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2008, with respect to the consolidated financial statements of Northwest Airlines Corporation included in Delta Air Lines, Inc.’s Current Report on Form 8-K/A dated November 7, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 15, 2008